Exhibit 18.1

February 10, 2010

Board of Directors

TransDigm Group Incorporated

Note 2 of the Notes to the consolidated financial statements of TransDigm Group Incorporated included in its Form 10-Q for the three months ended January 2, 2010 describes a change in the method of accounting regarding the date of the Company’s annual goodwill and indefinite-lived intangible assets impairment test from the last day of the fourth quarter to the first day of the fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change in the method of accounting is acceptable and based on your business judgment to make this change for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to September 30, 2009, and therefore we do not express any opinion on any financial statements of TransDigm Group Incorporated subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP